CONFIRMING STATEMENT

This Statement confirms that the undersigned, officer or director of Active Power, Inc., who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934,  has authorized and designated John K. Penver, J. Douglas Milner, Catherine Brophy and Jennifer Crow (the “Authorized Signatories”) to execute and file on the undersigned’s behalf a Form ID and all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Active Power, Inc.  The authority of the Authorized Signatories under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned’s ownership of or transactions in securities of Active Power, Inc., unless earlier revoked in writing, and, with respect to an Authorized Signatory, until such time as any Authorized Signatory ceases to be an employee of Active Power, Inc.  The undersigned acknowledges that the Authorized Signatories are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934 or any other aspect of the federal securities laws, and that the undersigned is responsible for timely and accurately providing information to the Authorized Signatories with respect to any reportable transaction, as well as compliance with the Company’s insider trading and internal pre-clearance policies with respect to transactions involving its securities.

Date: June 9, 2012	/s/ Stephen J. Clearman